Company Contact:
Jingwei International Limited
Yong Xu or Cao Wei
Tel: +86-755-86319430
Email: weicao@jingweicom.com
www.jingweicom.com

Jingwei International Limited Announces $2.0 Million Stock Repurchase Program

Shenzhen, China, June 3, 2011 /PRNewswire/ -- Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or “the Company"), a leading provider of data-mining, interactive marketing and software services in China’s rapidly growing economy, today announced that its Board of Directors has approved the repurchase of up to $2 million of its outstanding common shares in the next twelve months, subject to market and other conditions.  Under this plan, the Company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable US federal securities laws. This share repurchase program may be modified, suspended, terminated or extended by the Company at any time without prior notice. The repurchases will be funded with available cash on hand; any shares of common stock repurchased under the program will be returned to treasury.  Global Hunter Securities LLC has been engaged to effect market transactions pursuant to the program.

Mr. George Du, Chairman and Chief Executive Officer of the Company, commented, "Recognizing the company’s future growth opportunities, we think now is a great time for us to use our healthy financial position to invest in Jingwei, and to maximize value for our shareholders."

About Jingwei International Limited

Jingwei International Limited is a leading provider of data mining, interactive marketing and software services in China.  By leveraging its proprietary database of over 400 million consumer profiles, Jingwei helps companies to more effectively reach their target audiences. To capitalize on China’s rapid growth in mobile, Internet and e-Commerce applications, Jingwei has focused on enhanced data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services.  The Company’s software services include business intelligence (“BI”), billing and operations support (“BSS/OSS”), and customer relationship management (“CRM”) solutions for Chinese telecom operators and power companies. For more information, please visit the Company's web site: http://www.jingweicom.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.